Exhibit 99.1

NEWS
ANADARKO INCREASES SHARE-REPURCHASE PROGRAM BY $1.0 BILLION AND ANNOUNCES ADDITIONAL
$500 MILLION OF DEBT REDUCTION

HOUSTON, July 9, 2018 - Anadarko Petroleum Corporation (NYSE: APC) today announced its board of directors has authorized an expansion of the company’s share-repurchase program to $4.0 billion, representing a $1.0 billion increase. The company completed the first $3.0 billion of this program on June 29, 2018. In addition, Anadarko announced a $500 million increase to its debt-reduction program, bringing the total planned to $1.5 billion. These measures raise the aggregate equity and debt-buyback programs to $5.5 billion, in addition to the recent increase of approximately $400 million (annualized) to the company’s common dividend. The board authorization extends through the end of June 2019, and share repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time.
“Today’s announcement further reinforces our commitment to our durable strategy of delivering attractive, capital-efficient growth and applying our free cash flow in a balanced manner to fund the repurchase of stock and debt, along with dividend increases over time,” said Bob Gwin, Anadarko Executive Vice President, Finance and CFO. “We aggressively completed the previously announced $3.0 billion share-repurchase program in just over nine months. We also retired $100 million of debt at maturity in May with an additional $900 million expected to be retired upon maturity in the first half of 2019. Combined with healthy, returns-focused growth, these actions materially enhance debt-adjusted per-share performance and create meaningful shareholder value.”

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2017, the company had 1.44 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct.

Exhibit 99.1

A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully complete the share repurchase and debt-reduction programs and increase the dividend. See “Risk Factors” in the company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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Anadarko Contacts

MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:
Robin Fielder, robin.fielder@anadarko.com, 832.636.1462
Kate Sloan, kate.sloan@anadarko.com, 832.636.2562
Andy Taylor, andy.taylor@anadarko.com, 832.636.3089